                                                                Exhibit 99.01


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Aetna Life and Casualty Company:

     We have audited the accompanying combined balance sheets of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries (the "Companies") as of December 31, 1995 and 1994, and the related combined statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries as of December 31, 1995 and 1994, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the combined financial statements, in 1993 the Companies changed their methods of accounting for certain investments in debt and equity securities, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts.

                                      KPMG PEAT MARWICK LLP

Hartford, Connecticut
February 28, 1996

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
                         COMBINED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,
                                   (MILLIONS)

                                                                                              1995        1994        1993
                                                                                           ----------  ----------  ----------
Revenue:
Premiums.................................................................................  $  4,117.7  $  4,354.8  $  4,609.8
Net investment income....................................................................       902.1       824.3       963.8
Fees and other income....................................................................        82.0       115.8       154.3
Net realized capital gains...............................................................       199.0         5.9       144.0
                                                                                           ----------  ----------  ----------
Total revenue............................................................................     5,300.8     5,300.8     5,871.9
                                                                                           ----------  ----------  ----------
Claims and Expenses:
Claims and claim adjustment expenses.....................................................     4,232.0     3,747.1     4,191.1
Operating expenses.......................................................................       851.8     1,011.2     1,093.1
Amortization of deferred policy acquisition costs........................................       622.7       633.7       646.2
Severance and facilities charge..........................................................          --          --       155.0
                                                                                           ----------  ----------  ----------
Total claims and expenses................................................................     5,706.5     5,392.0     6,085.4
                                                                                           ----------  ----------  ----------
Loss from continuing operations before income tax benefits and cumulative effect
adjustments..............................................................................      (405.7)      (91.2)     (213.5)
Income tax benefits......................................................................      (162.8)      (53.9)     (159.0)
                                                                                           ----------  ----------  ----------
Loss from continuing operations before cumulative effect adjustments.....................      (242.9)      (37.3)      (54.5)
Discontinued Operations, net of tax......................................................          --          --        27.0
                                                                                           ----------  ----------  ----------
Loss before cumulative effect adjustments for continuing operations......................      (242.9)      (37.3)      (27.5)
Cumulative effect adjustments for continuing operations, net of tax......................          --          --       266.5
                                                                                           ----------  ----------  ----------
Net income (loss)........................................................................  $   (242.9) $    (37.3) $    239.0
                                                                                           ==========  ==========  ==========

                   See Notes to Combined Financial Statements.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
                            COMBINED BALANCE SHEETS
                (AS OF DECEMBER 31, MILLIONS, EXCEPT SHARE DATA)

                                                                                                        1995         1994
                                                                                                     -----------  -----------
  ASSETS
Investments:
  Debt securities:
     Available for sale, at fair value (amortized cost $11,182.3 and $9,696.4).....................  $  11,598.3  $   9,096.8
     Held for investment, at amortized cost (fair value $407.1)....................................           --        413.5
  Equity securities, at fair value (cost $289.5 and $779.5)........................................        499.9      1,017.9
  Short-term investments...........................................................................        137.2        106.0
  Mortgage loans...................................................................................      1,061.7      1,453.7
  Real estate......................................................................................        264.7        262.0
  Other............................................................................................        291.1        301.2
                                                                                                     -----------  -----------
Total investments..................................................................................     13,852.9     12,651.1
                                                                                                     -----------  -----------
  Cash and cash equivalents........................................................................      1,136.5        676.3
  Reinsurance recoverables and receivables.........................................................      5,276.6      4,903.2
  Accrued investment income........................................................................        184.5        178.0
  Premiums due and other receivables...............................................................      1,002.1      1,063.5
  Federal and foreign income taxes:
     Current.......................................................................................         12.6         20.1
     Deferred......................................................................................        633.7        862.5
  Deferred policy acquisition costs................................................................        305.8        316.0
Other assets.......................................................................................        994.3      1,000.4
                                                                                                     -----------  -----------
  Total assets.....................................................................................  $  23,399.0  $  21,671.1
                                                                                                     ===========  ===========
  LIABILITIES
  Unpaid claims and claim adjustment expenses......................................................  $  16,558.5  $  15,977.2
  Unearned premiums................................................................................      1,398.4      1,423.8
  Policyholders' funds left with the companies.....................................................         39.2         46.7
                                                                                                     -----------  -----------
Total insurance liabilities........................................................................     17,996.1     17,447.7
  Short-term debt..................................................................................           --          9.1
  Long-term debt...................................................................................         35.2         35.5
  Other liabilities................................................................................      1,486.3      1,057.9
                                                                                                     -----------  -----------
Total liabilities..................................................................................     19,517.6     18,550.2
                                                                                                     -----------  -----------
  Commitments and Contingent Liabilities (Notes 12, 13 and 14)

  SHAREHOLDER'S EQUITY
  Common capital stock (1,000 share authorized, issued and outstanding with a par value of $25,000
     and 20,000 shares authorized, issued and outstanding with a par value of $250)................         30.0         30.0
  Paid in capital..................................................................................      1,477.5      1,174.5
  Net unrealized capital gains (losses)............................................................        312.8       (387.9)
  Retained earnings................................................................................      2,061.1      2,304.3
                                                                                                     -----------  -----------
Total shareholder's equity.........................................................................      3,881.4      3,120.9
                                                                                                     -----------  -----------
  Total liabilities and shareholder's equity.......................................................  $  23,399.0  $  21,671.1
                                                                                                     ===========  ===========



                   See Notes to Combined Financial Statements.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                              1995        1994        1993
                                                                                           ----------  ----------  ----------
                                                                                                       (MILLIONS)
Shareholder's equity, beginning of year..................................................  $  3,120.9  $  3,858.3  $  3,507.2
Capital Contribution.....................................................................       303.0          --          --
Dividends to shareholder.................................................................         (.3)         --          --
Net change in unrealized capital gains and losses........................................       700.7      (700.1)      112.1
Net income (loss)........................................................................      (242.9)      (37.3)      239.0
                                                                                           ----------  ----------  ----------
Shareholder's equity, end of year........................................................  $  3,881.4  $  3,120.9  $  3,858.3
                                                                                           ==========  ==========  ==========

                   See Notes to Combined Financial Statements.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
                       COMBINED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                               1995         1994         1993
                                                                                            -----------  -----------  -----------
                                                                                                         (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................................................  $    (242.9) $     (37.3) $     239.0
  Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
     Cumulative effect adjustments........................................................           --           --       (266.5)
     (Increase) Decrease in accrued investment income.....................................         (6.6)        25.4        (13.3)
     Decrease (Increase) in premiums due and other receivables............................        154.0       (232.8)       148.3
     Increase in reinsurance recoverables and receivables.................................       (373.4)      (191.9)       (70.3)
     Decrease (Increase) in deferred policy acquisition costs.............................         10.2         13.5          (.8)
     Depreciation and amortization........................................................          8.6         15.0         19.3
     (Decrease) Increase in federal and foreign income taxes..............................        239.3       (205.1)        65.3
     Net decrease (increase) in other assets and other liabilities........................        413.1       (513.1)       569.3
     Increase (Decrease) in insurance liabilities.........................................        555.5        423.9       (349.8)
     Net purchases of debt trading securities.............................................           --           --     (1,209.0)
     Gain on sale of subsidiaries.........................................................           --           --        (27.0)
     Net realized capital gains...........................................................       (199.0)        (5.9)      (144.0)
     Amortization of net investment discounts.............................................          3.2         55.0         21.3
     Other, net...........................................................................          0.9         70.0        (58.8)
                                                                                            -----------  -----------  -----------
       Net cash provided by (used for) operating activities...............................        562.9       (583.3)    (1,077.0)
                                                                                            -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of:
     Debt securities available for sale...................................................      3,845.9      4,173.2           --
     Debt securities prior to adoption of FAS No. 115.....................................           --           --      2,174.9
     Equity securities....................................................................      1,041.4        550.0        746.2
     Mortgage loans.......................................................................         29.0         33.1         17.5
     Real estate..........................................................................         94.9         69.5         52.3
     Short-term investments...............................................................      9,917.5      7,361.3      9,892.1
  Investment maturities and repayments of:
     Debt securities available for sale...................................................      1,526.4        914.7           --
     Debt securities held for investment..................................................           --        279.9           --
     Debt securities prior to adoption of FAS No. 115.....................................           --           --      1,341.4
     Mortgage loans.......................................................................        319.2        258.4        169.7
  Cost of investment purchases in:
     Debt securities available for sale...................................................     (6,508.1)    (4,751.4)         --
     Debt securities prior to adoption of FAS No. 115.....................................           --           --     (3,328.6)
     Equity securities....................................................................       (317.3)      (420.4)      (772.3)
     Mortgage loans.......................................................................           .3         (9.9)        (7.3)
     Real estate..........................................................................        (18.0)          --           --
     Short-term investments...............................................................     (9,955.7)    (7,331.4)    (9,627.2)
  Decrease (increase) in property and equipment...........................................          1.9          1.3         (8.9)
  Other, net..............................................................................       (373.0)       135.3        (67.1)
                                                                                            -----------  -----------  -----------
     Net cash (used for) provided by investing activities.................................       (395.6)     1,263.6        582.7
                                                                                            -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid to shareholder........................................................          (.3)          --          --
     Capital contribution from shareholder................................................        303.0           --          --
     Issuance of long-term debt...........................................................           --           --          (.3)
     Repayment of long-term debt..........................................................          (.3)       (12.3)        (6.5)
     Net increase (decrease) in short-term debt...........................................         (9.1)         9.1           --
                                                                                            -----------  -----------  -----------
       Net cash provided by (used for) financing activities...............................        293.3         (3.2)        (6.8)
                                                                                            -----------  -----------  -----------
  Effect of exchange rate changes on cash and cash equivalents............................          (.4)         (.3)        (1.3)
                                                                                            -----------  -----------  -----------
  Net increase (decrease) in cash and cash equivalents....................................        460.2        676.8       (502.4)
  Cash and cash equivalents, beginning of year............................................        676.3          (.5)       501.9
                                                                                            -----------  -----------  -----------
  Cash and cash equivalents, end of year..................................................  $   1,136.5  $     676.3  $       (.5)
                                                                                            ===========  ===========  ===========

                   See Notes to Combined Financial Statements.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF ENTITY AND PRINCIPLES OF COMBINATION

     The combined financial statements include The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries (collectively, the 'Companies') which are wholly-owned subsidiaries of Aetna Life and Casualty Company ('Aetna'). Aetna entered into a definitive agreement, dated November 28, 1995, to sell the Companies to The Travelers Insurance Group Inc. ('Travelers'). The sale is subject to state regulatory approval and other customary conditions and is expected to be completed no later than midyear 1996. The Companies' commercial insurance operations provide most types of commercial property-casualty insurance (primarily workers' compensation, auto, liability and other specialty products), bonds, and insurance-related services for businesses, government units and associations. The personal insurance operations underwrite private-passenger auto and homeowner insurance, which is sold to individuals through independent agents, with a significant market in the Northeastern states.

     Due to the related business activities, common management control, common ownership and the interdependence of the affiliated entities, combined financial statements have been prepared in accordance with generally accepted accounting principles. Intercompany transactions between the Companies have been eliminated. Certain reclassifications have been made to 1994 and 1993 financial information to conform to 1995 presentation.

ACCOUNTING CHANGES

  Accounting by Creditors for Impairment of a Loan

     As of January 1, 1995, the Companies adopted Financial Accounting Standard ('FAS') No. 114, Accounting by Creditors for Impairment of a Loan and FAS No. 118, Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosures. In accordance with these standards, a loan is considered impaired when it is probable that the Companies will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. General reserves are established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans. Prior to the adoption of FAS Nos. 114 and 118, the Companies included the reserve for estimated losses on potential problem loans which management believed were likely to become classified as problem or restructured in the next 12 months or so in the general reserve. Adoption of these standards had no impact on 1995 net income.

  Accounting for Certain Investments in Debt and Equity Securities

     On December 31, 1993, the Companies adopted FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories and equity securities into two categories. (Please refer to Note 3.)

     Initial adoption of this standard in 1993 resulted in a net increase of $107.6 million, net of taxes of $57.9 million, to net unrealized capital gains in shareholder's equity as of December 31, 1993.

  Discounting of Workers' Compensation Life Table Indemnity Reserves

     In 1993, the Companies elected to change, retroactive to January 1, 1993, the accounting policy for reporting reserves for current and expected workers' compensation life table indemnity claims to a discounted basis. These reserves are discounted at 5% for voluntary business and 3.5% for involuntary business. A cumulative effect benefit of $250.0 million, net of taxes of $134.7 million, was reported in the 1993 Combined Statement of Income. The effect of the change for the year ended December 31, 1993 was an increase to results from continuing operations before cumulative effect adjustments of $78.0 million, net of taxes of $42.0 million.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Accounting for Retrospectively Rated Reinsurance Contracts

     In 1993, the Companies changed their method of accounting for retrospectively rated reinsurance contracts to conform to the consensus reached by the Emerging Issues Task Force of the Financial Accounting Standards Board ('FASB'). Accordingly, the Companies reported a cumulative effect adjustment, retroactive to January 1, 1993, to recognize an asset for the amounts due from reinsurers related to the experience through January 1, 1993 under retrospectively rated reinsurance contracts. The Companies reported a cumulative effect benefit related to this accounting change of $16.5 million, net of taxes of $8.6 million, in the 1993 Combined Statement of Income. The effect of the change for the year ended December 31, 1993 was an increase to results from continuing operations before cumulative effect adjustments of $3.3 million, net of taxes of $1.8 million.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

  Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

     In March 1995, the FASB issued FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires write-down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g., real estate held for sale) to be carried at the lower of cost or fair value less estimated selling costs and does not allow such assets to be depreciated. The Companies will adopt this statement in 1996 and the impact on earnings is not expected to be material.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

INVESTMENTS

     Debt securities which may be sold prior to maturity are classified as available for sale and carried at fair value. Available for sale debt securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to available for sale investments, net of related taxes, are reflected in shareholder's equity.

     Debt securities which the Companies have the positive intent and ability to hold to maturity are classified as held for investment and are carried at amortized cost, net of write-downs for other than temporary declines in value. The Companies had no held for investment securities at December 31, 1995.

     In December 1995, in accordance with guidance published by the FASB, the Companies reassessed the classifications of all debt securities. As a result of this review, debt securities with an amortized cost of $403.1 million (fair value of $400.8 million) were reclassified from the held for investment category to the available for sale category.

     Debt securities which are held with the objective of trading to generate profits on short-term differences in price ("trading securities") are carried at fair value. Changes in fair value related to the trading portfolio are

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) reflected in net realized capital gains or losses in the Combined Statements of Income. The Companies had no trading securities at December 31, 1995 or 1994.

     Equity securities are classified as available for sale and carried at fair value. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities, net of related taxes, are reflected in shareholder's equity.

     Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

     Purchases and sales of debt and equity securities are recorded on the trade date. Purchases and sales of mortgage loans are recorded on the closing date.

     Mortgage loans are carried at unpaid principal balances, net of impairment reserves, and are generally secured. A mortgage loan is considered impaired when it is probable that the Companies will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. A general reserve is established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans.

     Investment real estate, which the Companies have the intent to hold for the production of income, is carried at depreciated costs including capital additions, net of write-downs for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of depreciated cost (fair value at foreclosure plus capital additions less accumulated depreciation) or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below depreciated cost.

     Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

     Other invested assets consist primarily of partnerships, equity subsidiaries and agency loans. Partnerships and equity subsidiaries are carried on an equity basis and agency loans are carried at the unpaid principal balance.

     The Companies utilize foreign exchange forward contracts and swap agreements for other than trading purposes in order to manage investment returns and align maturities, interest rates, currency rates and funds availability with its obligations. (Please refer to Note 13.)

     Foreign exchange forward contracts which are designated at inception and effective as hedges of foreign translation exposures and foreign transaction exposures related to investments classified as available for sale are accounted for using the deferral method. Under the deferral method, realized and unrealized gains and losses from these forward contracts are deferred on the balance sheet, net of tax, in net unrealized capital gains or losses. Upon disposal of the hedged item, deferred gains and losses are recognized in net realized capital gains or losses in the Combined Statements of Income. Excess realized or unrealized gain or loss, if any, from the foreign exchange forward contract compared to the foreign investment being hedged, is reported as a net realized gain or loss in the Combined Statements of Income.

     Swap agreements which are designated as interest rate or foreign exchange rate risk management instruments at inception are accounted for using the accrual method. Under the accrual method, the difference between

                      THE AETNA CASUALTY AND SURETY COMPANY
                     AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) amounts paid and received on such agreements is reported in net investment income in the Combined Statements of Income; there is no recognition in the Combined Balance Sheets for changes in the fair value of the agreement.

DEFERRED POLICY ACQUISITION COSTS

     Certain costs of acquiring insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain expenses of underwriting and issuing contracts and certain agency expenses. Acquisition costs are amortized over the life of the insurance contract.

     Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income would not be adequate to cover related losses and expenses.

OTHER ASSETS

     Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment at December 31, 1995 and 1994 was $12.1 million and $20.9 million, respectively, and was net of accumulated depreciation of $92.8 million and $92.9 million, respectively.

INSURANCE LIABILITIES

     Liabilities for unpaid claims and claim adjustment expenses include, to the extent reasonably estimable, provisions for payments to be made on reported claims, and claims incurred but not reported and for associated claim adjustment expenses. (Please refer to Note 12.) Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business. Workers' compensation life table indemnity reserves, net of the related discount, totaled $863 million and $821 million at December 31, 1995 and 1994, respectively, which were 26% and 24% of the Companies' total workers' compensation reserves for unpaid claims and claim adjustment expenses at December 31, 1995 and 1994, respectively. Certain other reserves with fixed or determinable payment patterns over periods of up to seven years, including reserves related to certain environmental and asbestos-related claim settlements, have also been discounted. The rates used in discounting such reserves range from 4% to 7%, and the amount of such discounted reserves, net of reinsurance was approximately $190 million at December 31, 1995.

     The Companies' insurance reserve liabilities are reported net of estimated amounts of salvage and subrogation.

     Unearned premiums are calculated on a pro rata basis. Additional premiums under retrospectively-rated policies are excluded from unearned premiums and classified as premiums due.

PREMIUMS, CLAIMS AND EXPENSES

     Premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the Companies to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related losses are provided.

     Claims and expenses, including acquisition costs such as commissions, certain premium taxes and certain other items, are charged to current operations as incurred. Claims are reported net of salvage and subrogation received and anticipated. Premiums, claims and expenses are also reported net of deductions for reinsurance ceded.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
STRUCTURED SETTLEMENTS

     In cases where the Company has obtained a structured settlement with a qualified assignment, i.e., the structured settlement annuity is owned by a party other than the Company, the cost of the annuity is recognized as a paid loss and gains, if any, are recognized in income. For cases where no qualified assignment is obtained, the related loss amount and the annuity cost plus accrued interest are included in loss reserves and reinsurance recoverables, respectively.

FEDERAL AND FOREIGN INCOME TAXES

     The Companies are included in the consolidated federal income tax return of Aetna. The Companies are taxed at regular corporate rates after adjusting income/(loss) reported for financial statement purposes for certain items. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

DISCONTINUED OPERATIONS

     On September 30, 1992, The Aetna Casualty and Surety Company ("AC&S") completed the sale of American Re-Insurance Company ("Am Re"), formerly a wholly owned subsidiary. As part of the sale, AC&S received 70,000 shares of American Re Corporation's (the new holding company) Preferred Stock which were redeemed in 1993 resulting in an after-tax gain of $27.0 million.

2. SEVERANCE AND FACILITIES CHARGE

     The Companies recorded a $101 million after-tax ($155 million pretax) severance and facilities charge in the fourth quarter of 1993. The planned actions included the elimination of approximately 2,000 positions. The severance and facilities charge included costs related to vacating excess leased office space and costs related to vacating and selling a property owned by Aetna in Hartford, Connecticut. During 1995 and 1994, the Companies charged costs of $12.6 million and $142.4 million (pretax), respectively, to the 1993 severance and facilities reserve related to the cost reduction actions.

3. INVESTMENTS

     Debt securities at December 31, 1995 were as follows:

                                                                                           GROSS        GROSS
                                                                            AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                              COST         GAINS       LOSSES        VALUE
                                                                           -----------  -----------  -----------  -----------
                                                                                               (MILLIONS)
Available for Sale:
  U.S. Treasury securities and obligations of U.S. government agencies
and corporations.........................................................  $   3,048.2   $   122.3    $     8.1   $   3,162.4
  Obligations of states and political subdivisions.......................        628.5        10.9          7.6         631.8
  Utilities..............................................................        735.3        37.6          2.5         770.4
  Financial..............................................................      1,304.7        83.9          1.2       1,387.4
  Transportation/Capital Goods...........................................        649.8        27.1          4.9         672.0
  Other corporate securities.............................................        366.4        12.0          2.0         376.4
  Mortgage-backed securities.............................................      1,655.5        46.2          4.3       1,697.4
  Other loan-backed securities...........................................        708.5        12.5          1.4         719.6
  Foreign governments....................................................      1,125.7        64.6          6.5       1,183.8
  Other..................................................................        959.7        39.4          2.0         997.1
                                                                           -----------   ---------    ---------   -----------
     Total Available for Sale............................................  $  11,182.3   $   456.5    $    40.5   $  11,598.3
                                                                           ===========   =========    =========   ===========

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. INVESTMENTS--(CONTINUED)
     Debt securities at December 31, 1994 were as follows:

                                                                                           GROSS        GROSS
                                                                            AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                              COST         GAINS       LOSSES        VALUE
                                                                           -----------  -----------  -----------  -----------
                                                                                               (MILLIONS)
Available for Sale:
  U.S. Treasury securities and obligations of U.S. government agencies
and corporations.........................................................  $   3,680.2   $     1.2    $   254.9   $   3,426.5
  Obligations of states and political subdivisions.......................      1,048.0         3.9         46.6       1,005.3
  Utilities..............................................................        519.7         1.4         22.8         498.3
  Financial..............................................................        530.2          .1         17.5         512.8
  Transportation/Capital Goods...........................................        625.6         2.9         26.2         602.3
  Other corporate securities.............................................        274.0          .6         21.1         253.5
  Mortgage-backed securities.............................................      1,370.4         3.5        102.3       1,271.6
  Other loan-backed securities...........................................        332.2          --         14.7         317.5
  Foreign governments....................................................        759.4         1.8         74.0         687.2
  Other..................................................................        556.7         1.2         36.1         521.8
                                                                           -----------  -----------  -----------  -----------
     Total Available for Sale............................................  $   9,696.4   $    16.6    $   616.2   $   9,096.8
                                                                           ===========   =========    =========   ===========
Held for Investment:
  Obligations of states and political subdivisions.......................  $     246.1   $     1.1    $     8.0   $     239.2
  Utilities..............................................................         37.7          .1           .6          37.2
  Financial..............................................................         42.8          .2           .3          42.7
  Transportation/Capital Goods...........................................         13.8          .5           .2          14.1
  Other corporate securities.............................................          3.7          .1           .3           3.5
  Foreign governments....................................................         23.3          .1           .3          23.1
  Other..................................................................         46.1         1.8           .6          47.3
                                                                           -----------  -----------  -----------  -----------
     Total Held for Investment...........................................  $     413.5   $     3.9    $    10.3   $     407.1
                                                                           ===========   =========    =========   ===========

     The carrying and fair value of debt securities are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                                                                                               1995
                                                                                                     ------------------------
                                                                                                      AMORTIZED      FAIR
                                                                                                        COST         VALUE
                                                                                                     -----------  -----------
                                                                                                            (MILLIONS)
Available for Sale:
  Due to mature:
  One year or less.................................................................................  $     793.7  $     837.2
  After one year through five years................................................................      3,812.9      3,864.4
  After five years through ten years...............................................................      2,494.6      2,610.3
  After ten years..................................................................................      1,717.1      1,869.4
  Mortgage-backed securities.......................................................................      1,655.5      1,697.4
  Other loan-backed securities.....................................................................        708.5        719.6
                                                                                                     -----------  -----------
     Total Available for Sale......................................................................  $  11,182.3  $  11,598.3
                                                                                                     ===========  ===========

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. INVESTMENTS--(CONTINUED)

     The Companies engage in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral, which is in excess of the market value of the loaned securities, is deposited by the borrower with a lending agent, and retained and invested by the lending agent to generate additional income for the Companies. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value fluctuates. At December 31, 1995, the Companies had loaned securities (which are reflected as invested assets on the Combined Balance Sheets) with a market value of approximately $.9 billion.

     Investments in equity securities were as follows:

                                                                                              GROSS        GROSS
                                                                                           UNREALIZED   UNREALIZED      FAIR
                                                                                  COST        GAINS       LOSSES       VALUE
                                                                                ---------  -----------  -----------  ----------
                                                                                                  (MILLIONS)
1995
  Equity securities...........................................................  $   289.5   $   287.0    $    76.6   $    499.9
1994
  Equity securities...........................................................  $   779.5   $   335.8    $    97.4   $  1,017.9

     Real estate holdings at December 31 were as follows:

                                                                                                             1995       1994
                                                                                                           ---------  ---------
                                                                                                                (MILLIONS)
Properties held for sale.................................................................................  $   173.0  $    98.6
Investment real estate...................................................................................      106.8      197.7
                                                                                                           ---------  ---------
                                                                                                               279.8      296.3
Valuation reserve........................................................................................       15.1       34.3
                                                                                                           ---------  ---------
  Net carrying value.....................................................................................  $   264.7  $   262.0
                                                                                                           =========  =========



     The accumulated depreciation for real estate was $29.0 million and $19.1 million at December 31, 1995 and 1994, respectively.

     Total real estate write-downs included in the net carrying value of the Companies' real estate holdings on the Combined Balance Sheets at December 31, 1995 and 1994 were $116.4 million and $83.3 million, respectively.

     At December 31, 1995, the total recorded investment in mortgage loans that are considered to be impaired (which include problem loans, restructured loans and potential problem loans) under FAS No. 114 and related specific reserves are $164.4 million and $21.3 million, respectively. Included in the total recorded investment are impaired loans of $61.0 million for which no specific reserves are considered necessary.

     The activity in the mortgage loan impairment reserves for the twelve months ended December 31, 1995 is summarized below:

                                                                                                (MILLIONS)
Balance at December 31, 1994..................................................................   $   136.6
Charged to net realized capital loss..........................................................         6.4
Principal write-offs..........................................................................       (77.3)
                                                                                                -----------
Balance at December 31, 1995(1)...............................................................   $    65.7
                                                                                                 =========

---------------

(1) Total reserves at December 31, 1995 included $21.3 million of specific reserves and $44.4 million of general reserves.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

3. INVESTMENTS--(CONTINUED)

     The Companies accrue interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured contractual terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal.

     Income earned (pretax) and received were each $12.2 million on the average recorded investment in impaired loans of $227.0 million for the twelve months ended December 31, 1995.

     The carrying values of investments that were nonincome producing for the twelve months preceding the balance sheet date were as follows:

                                                                                                                1995       1994
                                                                                                              ---------  ---------
                                                                                                                   (MILLIONS)
Debt securities.............................................................................................  $      .6  $     2.4
Equity securities...........................................................................................       12.6        9.3
Mortgage loans..............................................................................................         .3       14.9
Real estate.................................................................................................       71.4       47.9
                                                                                                              ---------  ---------
  Total nonincome producing investments.....................................................................  $    84.9  $    74.5
                                                                                                              =========  =========

     Significant noncash investing activities include acquisition of real estate through foreclosures (including in-substance foreclosures) of mortgage loans amounting to $40 million in 1995, $59 million in 1994 and $17 million in 1993.

4. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

     Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold. Provisions for impairments and changes in the fair value of real estate subsequent to foreclosure are also included in net realized capital gains. Unrealized capital gains and losses on available for sale investments, net of related taxes, are reflected in shareholder's equity.

     Net realized capital gains (losses) on investments were as follows:

                                                                                                     1995       1994       1993
                                                                                                   ---------  ---------  ---------
                                                                                                             (MILLIONS)
Debt securities..................................................................................  $   (38.0) $     9.7  $   230.5
Equity securities................................................................................      239.5       30.7       75.9
Mortgage loans...................................................................................       (5.5)     (52.8)    (107.5)
Real estate......................................................................................       28.7       12.2      (51.9)
Sales of subsidiaries............................................................................     --           20.8     --
Other............................................................................................      (25.7)     (14.7)      (3.0)
                                                                                                   ---------  ---------  ---------
  Pretax realized capital gains..................................................................  $   199.0  $     5.9  $   144.0
                                                                                                   =========  =========  =========
  After tax realized capital gains...............................................................  $   128.6  $     3.8  $    96.8
                                                                                                   =========  =========  =========

     Proceeds from the sale of investments in debt securities available for sale during 1995 were $3.8 billion. Gross gains of $56.5 million and gross losses of $94.5 million were realized on those sales. Proceeds from sales of investments in held for investment, available for sale and trading debt securities during 1994 and 1993 were $4.2 billion and $2.2 billion, respectively. Gross gains of $66.5 million and $257.8 million, and gross losses of $57.9 million and $20.9 million were realized on those sales.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

4. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS--(CONTINUED)

     Net realized capital gains in 1994 included a $14 million after tax gain resulting from the sale of a portion of an unconsolidated subsidiary.

     Changes in shareholder's equity included changes in unrealized capital gains (losses), for the periods as follows:

                                                                                                 1995       1994       1993
                                                                                              ----------  ---------  ---------
                                                                                                         (MILLIONS)
Equity securities...........................................................................  $    (28.0) $  (132.9) $    72.0
Debt trading securities.....................................................................          --         --      (99.3)
Debt securities available for sale..........................................................     1,015.6     (808.1)     208.5
Foreign exchange and other, net.............................................................       (33.0)      35.2       (3.5)
                                                                                              ----------  ---------  ---------
                                                                                                   954.6     (905.8)     177.7
Increase (Decrease) in deferred federal income taxes........................................       253.9     (205.7)      65.6
                                                                                              ----------  ---------  ---------
Net changes in unrealized capital gains (losses)............................................  $    700.7  $  (700.1) $   112.1
                                                                                              ==========  =========  =========

     Changes in unrealized capital gains (losses) for the periods exclude pretax changes in debt securities carried at amortized cost. The unrecorded appreciation (depreciation) for debt securities carried at amortized cost is the difference between estimated market and carrying values, and amounted to $(6.4) million and $20.6 million at December 31, 1994 and 1993, respectively. The change in unrecorded appreciation (depreciation) was $6.4 million, $(27.0) million and $(202.6) million in 1995, 1994 and 1993, respectively.

     Shareholder's equity included the following unrealized capital gains (losses) at December 31:

                                                                                                  1995       1994       1993
                                                                                                ---------  ---------  ---------
                                                                                                          (MILLIONS)
Equity securities:
  Gross unrealized capital gains..............................................................  $   287.0  $   335.8  $   400.2
  Gross unrealized capital losses.............................................................      (76.6)     (97.4)     (28.9)
                                                                                                ---------  ---------  ---------
                                                                                                    210.4      238.4      371.3
Debt securities available for sale:
  Gross unrealized capital gains..............................................................      456.5       16.6      251.1
  Gross unrealized capital losses.............................................................      (40.5)    (616.2)     (42.6)
                                                                                                ---------  ---------  ---------
                                                                                                    416.0     (599.6)     208.5
Foreign exchange and other, net...............................................................      (96.7)     (63.7)     (98.9)
Deferred federal income taxes (benefits)......................................................      216.9      (37.0)     168.7
                                                                                                ---------  ---------  ---------
  Net unrealized capital gains (losses).......................................................  $   312.8  $  (387.9) $   312.2
                                                                                                =========  =========  =========

     At December 31, 1994, approximately $290 million of net unrealized capital losses, primarily on available for sale debt and equity securities, were reflected in shareholder's equity without deferred tax benefits. (Please refer to Note 8 for a discussion of the tax treatment for unrealized capital losses on available for sale debt and equity securities.)

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

5. NET INVESTMENT INCOME

     Sources of net investment income were as follows:

                                                                                                  1995       1994       1993
                                                                                                ---------  ---------  ---------
                                                                                                          (MILLIONS)
Debt securities...............................................................................  $   683.2  $   626.5  $   721.2
Equity securities.............................................................................       31.3       27.0       11.2
Short-term investments........................................................................         .8         --       13.4
Mortgage loans................................................................................      121.8      154.4      189.1
Real estate...................................................................................       56.6       59.2       70.1
Other.........................................................................................       23.0        8.8       31.6
Cash equivalents..............................................................................       48.3       25.6       11.6
                                                                                                ---------  ---------  ---------
Gross investment income.......................................................................      965.0      901.5    1,048.2
Less investment expenses......................................................................       62.9       77.2       84.4
                                                                                                ---------  ---------  ---------
  Net investment income.......................................................................  $   902.1  $   824.3  $   963.8
                                                                                                =========  =========  =========

6. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

     The amount of dividends that may be paid to Aetna by AC&S and The Standard Fire Insurance Company in 1996, without prior approval by the Insurance Commissioner of the State of Connecticut (the "Department") is $216.6 million (the sale agreement with Travelers prohibits the payment of dividends from the Companies). Dividends of $.3 million were paid by AC&S to Aetna in 1995. No dividends have been paid by The Standard Fire Insurance Company during 1995. Dividend payments by the domestic insurance subsidiaries of AC&S and The Standard Fire Insurance Company are subject to similar restrictions in Connecticut and other states, and are limited in 1996 to approximately $164.4 million in the aggregate. Dividends of $5.0 million were paid to AC&S by the domestic insurance subsidiaries during 1995.

     The Department recognizes as net income and shareholder's equity those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles.

     Statutory net income (loss) was $(196.2) million, $(170.1) million and $7.8 million for the years ended December 31, 1995, 1994 and 1993, respectively. Statutory shareholder's equity was $2,793.4 million and $2,525.7 million as of December 31, 1995 and 1994, respectively.

     In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. Under the risk-based capital ("RBC") standards for property-casualty insurers adopted by the NAIC, each of the Companies applies the RBC formula which compares adjusted surplus to required surplus and reflects the risk profile of the company (RBC ratio). The RBC ratio at December 31, 1995 for each of the Companies is above the levels which would require regulatory action.

     As of December 31, 1995, the Companies do not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

7. LONG-TERM DEBT

                                                                                                                1995       1994
                                                                                                              ---------  ---------
                                                                                                                   (MILLIONS)
Long-term debt:
  Mortgage Notes and Other Notes, 6.9%-11% due in varying amounts to 2018...................................  $    35.2  $    35.5
                                                                                                              =========  =========



     Aggregate maturities of long-term debt and sinking fund requirements for 1996 through 2000 are $.3 million, $.2 million, $29.5 million, $.1 million, $.1 million, respectively, and $5.0 million thereafter.

8. FEDERAL AND FOREIGN INCOME TAXES

     The Companies are included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

     In August 1993, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase in the deferred tax asset of $26.0 million at date of enactment, which is included in the 1993 deferred tax benefit.

     Components of income tax benefits were as follows:

                                                                                                 1995       1994       1993
                                                                                               ---------  ---------  ---------
                                                                                                         (MILLIONS)
Current taxes (benefits):
  Income (Loss)--from operations.............................................................  $  (179.7) $     4.2  $  (169.3)
  Income--foreign taxes......................................................................         .9         --         --
  Realized capital gains (losses)............................................................       65.6      (47.4)      71.1
                                                                                               ---------  ---------  ---------
                                                                                                  (113.2)     (43.2)     (98.2)
Deferred taxes (benefits):
  Loss--from operations......................................................................      (54.3)     (60.2)     (36.9)
  Income--foreign taxes......................................................................        (.1)        --         --
  Realized capital gains (losses)............................................................        4.8       49.5      (23.9)
                                                                                               ---------  ---------  ---------
                                                                                                   (49.6)     (10.7)     (60.8)
                                                                                               ---------  ---------  ---------
Total........................................................................................  $  (162.8) $   (53.9) $  (159.0)
                                                                                               =========  =========  =========

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. FEDERAL AND FOREIGN INCOME TAXES--(CONTINUED)

     Income tax benefits on loss from continuing operations were different from the amount computed by applying the federal income tax rate to loss from continuing operations before income tax benefits for the following reasons:

                                                                                                 1995       1994       1993
                                                                                               ---------  ---------  ---------
                                                                                                         (MILLIONS)
Loss before income tax benefits..............................................................  $  (405.7) $   (91.2) $  (213.5)
Tax rate.....................................................................................         35%        35%        35%
                                                                                               ---------  ---------  ---------
Application of the tax rate..................................................................     (142.0)     (31.9)     (74.7)
Tax effect of:
  Tax-exempt interest........................................................................      (16.2)     (31.1)     (42.0)
  Foreign operations.........................................................................         .8        6.9        0.7
  Excludable dividends.......................................................................       (6.2)      (8.1)     (12.0)
  Tax rate change on deferred assets and liabilities.........................................         --         --      (24.7)
  Other, net.................................................................................         .8       10.3       (6.3)
                                                                                               ---------  ---------  ---------
Income tax benefits..........................................................................  $  (162.8) $   (53.9) $  (159.0)
                                                                                               =========  =========  =========

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                                                                             1995       1994
                                                                                                           ---------  ---------
                                                                                                                (MILLIONS)
Deferred tax assets:
  Insurance reserves.....................................................................................  $   814.4  $   756.6
  Reserve for severance and facilities expense...........................................................        5.6       26.3
  Impairment reserves....................................................................................        1.8       49.5
  Net unrealized capital losses..........................................................................         --      139.5
  Net operating loss carryforward........................................................................      122.2      113.2
  Other..................................................................................................       27.4        9.4
                                                                                                           ---------  ---------
Total gross assets.......................................................................................      971.4    1,094.5
Less valuation allowance.................................................................................         --      102.1
                                                                                                           ---------  ---------
Assets net of valuation..................................................................................      971.4      992.4
Deferred tax liabilities:
  Deferred policy acquisition costs......................................................................      107.0      110.5
  Market discount........................................................................................       11.2       17.1
  Net unrealized capital gains...........................................................................      216.9         --
  Other..................................................................................................        2.6        2.3
                                                                                                           ---------  ---------
Total gross liabilities..................................................................................      337.7      129.9
                                                                                                           ---------  ---------
  Net deferred tax asset.................................................................................  $   633.7  $   862.5
                                                                                                           =========  =========

     Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. During the twelve months ended December 31, 1995, the Companies moved from a net unrealized capital loss position of $(387.9) million at December 31, 1994, to a net unrealized capital gain position of $312.8 million at December 31, 1995, primarily due to decreases in interest rates. As a result, the $102.1 million of valuation allowances previously established in 1994 related to deferred tax assets were reversed, which had no impact on net income in 1995.

     Management believes that it is more likely than not that the Companies will realize the benefit of the net deferred tax asset of $633.7 million. Aetna's election of special estimated tax payments in years 1989 through 1994 assures realizability of a substantial portion of deferred tax assets arising from the discounting of property-casualty

                      THE AETNA CASUALTY AND SURETY COMPANY
                     AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. FEDERAL AND FOREIGN INCOME TAXES--(CONTINUED)

reserves. The Companies have more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal patterns of these differences. Because of Aetna's long-term history of taxable income, which is projected to continue, and the availability of significant tax planning strategies, such as converting tax-exempt bonds to taxable bonds, the Companies expect sufficient taxable income in the future to realize the net deferred tax asset.

     The net deferred tax asset includes $122.2 million related to the Companies' expected utilization of its current U.S. net operating loss carryforward of $349.2 million, $111.2 million of which expires in the year 2008, $226.3 million of which expires in the year 2009 and $11.7 million of which expires in the year 2010.

     The Internal Revenue Service (the "Service") has completed examination of the consolidated federal income tax returns of Aetna through 1986. Discussions are being held with the Service with respect to proposed adjustments. The Service has commenced its examination for the years 1987 through 1990. However, management believes there are adequate defenses against, or sufficient reserves recorded by Aetna to provide for, such challenges.

     The Companies received net federal income tax refunds for continuing operations of $148.4 million, $60.8 million and $141.2 million in 1995, 1994 and 1993, respectively.

9. BENEFIT PLANS

     Pension Plans--The Companies, in conjunction with Aetna, have noncontributory defined benefit plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over 60 consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Projected Unit Credit Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of the accumulated benefit obligation and plan assets is not available. The accumulated plan assets exceed accumulated benefits. Pretax charges to operations for the pension plan (based on the Companies' total salary cost as a percentage of Aetna's total salary cost) were $22.3 million, $12.0 million and $6.4 million in 1995, 1994 and 1993, respectively. There has been no funding to the plan in 1995, 1994 or 1993.

     Postretirement Benefits--In addition to providing pension benefits, Aetna also provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 50 with 15 years of service or at age 65 with 10 years of service. Retirees are generally required to contribute to the plans based on their years of service with Aetna.

     In January 1994, Aetna announced a modification of its postretirement benefit plan to cap the portion of the cost paid by Aetna relating to medical and dental benefits for individuals retiring after March 1, 1994. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of employee costs is not available. An allocation, based on headcount, of Aetna's total cash costs for retirees was approximately $5.0 million (pretax) in 1995, 1994 and 1993, respectively, and is reflected in the Combined Statements of Income.

     Incentive Saving Plan--Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. Pretax charges to operations for the incentive savings plan were $21.5 million, $24.3 million, and $25.4 million in 1995, 1994 and 1993, respectively.

     1994 Stock Incentive Plan--Certain employees participate in Aetna's 1994 stock incentive plan (which replaced the 1984 stock option plan). The 1994 plan provides for stock options (see (1) Stock Option Plans), and deferred contingent common stock or cash awards (see (2) Incentive Units) to certain key employees. The

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

9. BENEFIT PLANS--(CONTINUED)

Companies' pretax charges to operations for the Stock Incentive Plan were $12.7 million in 1995. There was an immaterial impact to the results of operations in 1994.

          (1) Stock Option Plans--Executive and middle management employees may be granted options to purchase common stock of Aetna at the market price on the date of grant. Certain options granted prior to 1992 contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of fair market value at the date of exercise over the grant date fair market value in cash and/or stock.

          (2) Incentive Units--Executive and middle management employees may be granted incentive units under the Aetna 1994 Stock Incentive Plan, which are rights to receive Aetna common stock or cash at the end of a vesting period (currently 1996 and 1998) conditioned upon the employee's continued employment during that period and achievement of Aetna performance goals. The incentive unit holders are not entitled to dividends during the vesting period.

10. RELATED PARTY TRANSACTIONS

     A substantial portion of the administrative and support functions of the Companies are provided by Aetna and its affiliates. The financial statements reflect allocated charges for these services based upon measures which management considers reasonable and appropriate for the type and nature of service provided. The Companies have agreements and contracts with certain Aetna affiliates to provide administrative and technical services. The types of services provided by Aetna and its affiliates to the Companies related to such functions include, but are not limited to, general ledger processing, including subsidiary expense ledgers, use of the corporate conference center, office services, purchasing, security, facilities management, payroll and other human resources services, bank administration and other treasury services. The Companies are also allocated charges for certain corporate staff area costs which include, but are not limited to, salaries, certain employee benefit and incentive plans, legal fees, travel and taxes (including payroll and personal property).

     Hartford-area home office properties occupied by the Companies are owned by Aetna affiliates. The Companies are charged rent based on their proportionate share (based on square footage occupied) of the total occupancy cost (including depreciation) of Aetna's Hartford-area properties. Certain other facilities owned by the Companies, either directly or through partnerships, are leased by Aetna and its affiliates. In addition, the Combined Balance Sheets reflect certain mortgage and real estate investments that are held jointly by Companies and Aetna affiliates.

     The Companies, by virtue of their participation in the consolidated operations of Aetna, benefit from certain costs which are incurred in other Aetna legal entities and not subsequently allocated back to the Companies. Such costs include, but are not limited to, advertising, interest expense, charitable contributions, certain postretirement benefits other than pensions, certain postemployment benefits and certain other employee benefit plans.

     The Companies utilize intercompany receivable/payable accounts to settle allocated charges primarily related to general and administrative expenses of Aetna and its affiliates. Such expenses are paid by the parent company, Aetna Life and Casualty Company which acts as a clearinghouse in allocating such expenses to each of the parent company's subsidiaries. Settlements generally take place within 45 days after the end of each month.

     AC&S had entered into a stop-loss agreement with an affiliate, Aetna Re-Insurance Company (U.K.) Ltd., a wholly-owned subsidiary of Aetna. Such agreement covered all policies-in-force, written, renewed or accepted during 1992 and prior years. AC&S had a 100% participation, capped at a maximum of $58.0 million, in net losses in excess of the retention limits which result from adverse development on known losses valued as of December 31, 1992 and/or reported subsequent to December 31, 1992. Effective December 31, 1995, AC&S entered into an agreement with Aetna whereby Aetna was substituted as primary obligor under the stop-loss agreement for a payment equal to the held reserves for such coverage of $35.7 million.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. REINSURANCE

     The Companies utilize reinsurance agreements to reduce their exposure to large losses in all aspects of their insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Companies as direct insurers of the risks reinsured. The Companies evaluate the financial strength of potential reinsurers and continually monitor the financial condition of present reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the Combined Balance Sheets.

     Prepaid reinsurance premiums were $.4 billion for the year ended December 31, 1995 and $.3 billion for both the years ended December 31, 1994 and 1993. A summary of earned premiums for the years ended December 31 was as follows:

                                                                                              1995        1994        1993
                                                                                           ----------  ----------  ----------
                                                                                                       (MILLIONS)
Direct Amount............................................................................  $  5,006.4  $  5,093.4  $  5,488.2
Ceded to Other Companies(1)..............................................................     1,307.0     1,177.7     1,232.3
Assumed from Other Companies(2)..........................................................       418.3       439.1       353.9
                                                                                           ----------  ----------  ----------
  Net Amount.............................................................................  $  4,117.7  $  4,354.8  $  4,609.8
                                                                                           ==========  ==========  ==========

Percentage of Amount Assumed to Net......................................................        10.2%       10.1%        7.7%

---------------

(1) Includes $165.4 million, $184.7 million, and $215.5 million in 1995, 1994 and 1993, respectively, of premiums ceded to Aetna affiliates.

(2) Includes $115.3 million, $130.8 million, and $160.9 million in 1995, 1994 and 1993, respectively, of premiums assumed from Aetna affiliates.

     There is not a material difference in premiums on a written versus an earned basis.

     Ceded claims and claim adjustment expenses were $.8 billion for the year ended December 31, 1995 and $1.2 billion for the year ended December 31, 1994 and $1.1 billion for the year ended December 31, 1993.

     Certain subsidiaries of the Companies act as servicing carriers for several involuntary pools. This business is ceded completely to the pools, and the Companies have no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.7 billion and $1.8 billion as of December 31, 1995 and 1994, respectively. The Companies also participate as members in a number of the involuntary pools, and as a result assume their share of premiums and losses associated with these pools.

     The Companies also utilize a variety of reinsurance agreements, primarily with nonaffiliated insurers, to control their exposure to large property-casualty losses. These agreements, most of which are renegotiated annually as to coverage, limits and price, are structured either on a treaty basis (where all risks meeting prescribed criteria are automatically covered) or on a facultative basis (where the circumstances of specific individual insurance risks are reflected). The amount of risk retained by the Companies depends on the underwriter's evaluation of the specific risk, subject to maximum limits based on risk characteristics and the type of coverage. The principal catastrophe reinsurance agreement currently in force covers approximately 90% of specified property losses between $150 million and $325 million. The Companies also have in place an aggregate excess of loss arrangement with respect to all of its property-casualty lines for accident year 1995, providing up to approximately $250 million of additional net protection.

     Unpaid claims and claim adjustment expenses and reinsurance recoverables on the Combined Balance Sheets are reported net of amounts ceded to and assumed from certain affiliates. The total amount of unpaid claims and claim adjustment expenses and reinsurance recoverables related to these reinsurance agreements was $658.8 million and $642.0 million at December 31, 1995 and 1994, respectively, of which $657.1 million and $639.9

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

11. REINSURANCE--(CONTINUED)

million, respectively, relates to an arrangement which terminated effective January 1, 1996. There was no impact to the Combined Statements of Income in 1995, 1994 or 1993 as a result of these agreements.

12. RESERVES

     The following represents changes in aggregate reserves for unpaid claims and claim adjustment expenses:

                                                                                               1995       1994       1993
                                                                                             ---------  ---------  ---------
                                                                                                       (MILLIONS)
Net unpaid claims and claim adjustment expenses at beginning of year.......................  $  11,022  $  11,259  $  11,581
Incurred claims and claim adjustment expenses:
  Provision for insured events of the current year.........................................      3,095      3,484      3,526
  Increases in provision for insured events of prior years(1)(2)...........................      1,137        263         51
                                                                                             ---------  ---------  ---------
     Total incurred claims and claim adjustment expenses...................................      4,232      3,747      3,577
                                                                                             ---------  ---------  ---------
Payments: Claim and claim adjustment expenses attributable to insured events of the current
year.......................................................................................      1,118      1,275      1,041
Claim and claim adjustment expenses attributable to insured events of prior years..........      2,563      2,709      2,858
                                                                                             ---------  ---------  ---------
     Total payments........................................................................      3,681      3,984      3,899
                                                                                             ---------  ---------  ---------
Net unpaid claims and claim adjustment expenses at end of the year.........................     11,573     11,022     11,259
Plus: Reinsurance recoverables.............................................................      4,573      4,603      4,407
Deductible amounts recoverable from policyholders..........................................        412        352         --
                                                                                             ---------  ---------  ---------
Gross unpaid claims and claim adjustment expenses at end of the year.......................  $  16,558  $  15,977  $  15,666
                                                                                             =========  =========  =========

---------------

(1) 1995 includes increases in provision for insured events of prior years of $399 million related to asbestos-related claims and $778 million related to environmental-related claims.

(2) 1993 includes increases in provision for insured events of prior years of $665 million, offset by the cumulative effect adjustment related to the change in accounting to report workers' compensation life table indemnity claims on a discounted basis of $(514) million and the current year effect of this change in accounting of $(100) million related to the provision for insured events of prior years.

  Environmental and Asbestos-Related Claims

     The Companies added $778 million ($505.7 million, after tax) to environmental-related claims reserves in 1995. In the opinion of management, the Companies' reserves for environmental-related claims at December 31, 1995 represent the Companies' best estimate of their ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the Companies' environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the Companies for all environmental-related losses. The amount ultimately paid could differ materially from the Companies' currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

     As a result of this addition to the environmental-related claims reserves, Aetna contributed $303 million of additional capital to the Companies in the fourth quarter of 1995 in order to restore capital levels (including risk-based capital), to appropriate levels for regulatory and other purposes.

     In conjunction with the reserve addition for environmental-related claims, the Companies purchased reinsurance which provided aggregate protection of $335 million for the adverse loss development beyond reserves held (net of existing reinsurance). Under this arrangement, approximately $165 million of the existing reserves for such losses were ceded at the time the contract was entered into. As a result of the asbestos-related reserve addition (see

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

12. RESERVES--(CONTINUED)

below) and other reserve developments, substantially all of, the available statutory surplus protection was utilized during 1995. There was an immaterial benefit to the results of operations under this arrangement.

     In 1995, the Companies settled a case involving a policyholder (a major producer of asbestos and asbestos products) that had exhausted applicable policy limits on asbestos products claims and asserted coverage under policy provisions for other types of liability. The Companies obtained a release from the insured for all current and future asbestos bodily injury claims and certain asbestos property damage claims (along with all environmental claims) under existing policies in exchange for fixed, scheduled cash payments, which were recorded on a discounted basis. In connection with this settlement, $120 million of property-casualty reserves not previously classified as covering asbestos-related claims were transferred to asbestos reserves. No amounts were transferred from environmental reserves, and the environmental-related portion of the settlement was covered by existing environmental reserves. As a result, this settlement did not affect 1995 results of operations. As part of the settlement, the Companies also agreed, among other things, to make insurance coverage available to the insured in the year 2000 (on a one-time basis), for a percentage of all asbestos defense and indemnity claim payments made by the insured during the years 2000 through 2007. The Companies' payment obligations would be subject to annual dollar caps. Given the uncertainty as to whether the insured will elect to purchase this additional insurance, no related premiums or losses have been recorded by the Companies at this time. Related premiums and losses will be recorded if it becomes probable that the insured will elect to purchase the additional insurance coverage.

     Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. Management has continued to evaluate reserves for asbestos liabilities as the Companies continue to gather and analyze new information and reassess its reserving techniques for these claims in order to determine whether it can better estimate its liability. In connection with such evaluation, the Companies added $335 million ($218 million, after tax) to asbestos-related claims reserves in the fourth quarter of 1995. While the Companies expect to recover some of its asbestos losses from its reinsurers, due to the uncertainty in estimating amounts to be recovered, no reinsurance benefits were recorded in establishing this addition to reserves. Further adjustments may be made to such reserves as loss patterns develop and other information is obtained, and the amount ultimately paid for such claims could differ materially from reserves, although any difference cannot be reasonably estimated at this time.

     Environmental and asbestos-related loss and loss adjustment expense reserves as reflected on the Combined Balance Sheets at December 31, were as follows (before reinsurance and net of discounts on certain environmental and asbestos settlement):

                                                                                                            1995       1994
                                                                                                         ----------  ---------
                                                                                                              (MILLIONS)
Environmental Liability................................................................................  $  1,005.9  $   436.1
Asbestos Bodily Injury*................................................................................       754.3      295.9
Asbestos Property Damage*..............................................................................        22.3       29.9
                                                                                                         ----------  ---------
Total Environmental and Asbestos-Related Reserves......................................................  $  1,782.5  $   761.9
                                                                                                         ==========  =========

---------------

* Includes $107.4 million and $12.6 million of reserves transferred to asbestos bodily injury and asbestos property damage reserves, respectively, in 1995.

  Workers' Compensation Claims

     Estimating workers' compensation reserves is particularly difficult (and, therefore, more subject to change than many other types of property-casualty claims), largely because of the length of the "tail" associated with workers' compensation claims. Workers' compensation claim costs are dependent on a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards. Adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

12. RESERVES--(CONTINUED)

  Other

     Policyholders of the Companies also seek insurance coverage from the Companies for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing or expanding laws and legal theories of liability. Adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

13. FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE

     The carrying values and estimated fair values of the Companies' financial instruments at December 31, 1995 and 1994 were as follows:

                                                                                      1995                     1994
                                                                            ------------------------  ----------------------
                                                                             CARRYING       FAIR       CARRYING      FAIR
                                                                               VALUE        VALUE       VALUE       VALUE
                                                                            -----------  -----------  ----------  ----------
Assets:
  Cash and cash equivalents...............................................  $   1,136.5  $   1,136.5  $    676.3  $    676.3
  Short-term investments..................................................        137.2        137.2       106.0       106.0
  Debt securities.........................................................     11,598.3     11,598.3     9,510.3     9,503.9
  Equity securities.......................................................        499.9        499.9     1,017.9     1,017.9
  Mortgage loans..........................................................      1,061.7      1,052.7     1,453.7     1,416.0
Liabilities:
  Short-term debt.........................................................  $        --  $        --  $      9.1  $      9.1
  Long-term debt..........................................................         35.2         35.2        35.5        35.5

     Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Companies' entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Companies' management of interest rate and liquidity risk, and currency exposures, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

     The following valuation methods and assumptions were used by the Companies in estimating the fair value of the above financial instruments:

     Short-term instruments: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, the carrying amounts reported in the Combined Balance Sheets approximate fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents, short-term investments and short-term debt.

     Debt and equity securities: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are estimated by using quoted market prices for similar securities or discounted cash flow methods.

     Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

13. FINANCIAL INSTRUMENTS--(CONTINUED)

assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

     Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to the Companies for debt of similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS):

     The notional amounts, carrying values and estimated fair values of the Companies' off-balance-sheet financial instruments at December 31, 1995 and 1994 were as follows:

                                                                                                                CARRYING
                                                                                                                  VALUE
                                                                                                  NOTIONAL        ASSET
                                                                                                   AMOUNT      (LIABILITY)
                                                                                                 -----------  -------------
                                                                                                         (MILLIONS)
  1995
Foreign exchange forward contracts--sell:
  Related to investments in nondollar denominated assets.......................................   $    65.2     $     (.1)
Interest rate swaps:
  Unrecognized gains...........................................................................       380.0            --
  Unrecognized losses..........................................................................       380.0            --

                                                                                                   FAIR
                                                                                                   VALUE
                                                                                                 ---------
  1995
Foreign exchange forward contracts--sell:
  Related to investments in nondollar denominated assets.......................................  $     (.2)
Interest rate swaps:
  Unrecognized gains...........................................................................       20.4
  Unrecognized losses..........................................................................      (20.2)

                                                                                                                CARRYING
                                                                                                                  VALUE
                                                                                                  NOTIONAL        ASSET
                                                                                                   AMOUNT      (LIABILITY)
                                                                                                 -----------  -------------
                                                                                                         (MILLIONS)
  1994
Foreign exchange forward contracts--sell:
  Related to net investments in foreign affiliates.............................................   $    27.1     $      .2
  Related to investments in nondollar denominated assets.......................................       206.1            .2
Foreign exchange forward contracts--buy:
  Related to investments in nondollar denominated assets.......................................         3.8           (.4)
Interest rate swaps:
  Unrecognized gains...........................................................................       386.4            --
  Unrecognized losses..........................................................................       386.4            --


                                                                                                   FAIR
                                                                                                   VALUE
                                                                                                 ---------
  1994
Foreign exchange forward contracts--sell:
  Related to net investments in foreign affiliates.............................................  $      .2
  Related to investments in nondollar denominated assets.......................................       (1.5)
Foreign exchange forward contracts--buy:
  Related to investments in nondollar denominated assets.......................................        (.1)
Interest rate swaps:
  Unrecognized gains...........................................................................       18.3
  Unrecognized losses..........................................................................      (18.3)

     The notional amounts of these instruments do not represent the Companies' risk of loss. The fair value amounts of these instruments were estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These amounts reflect the estimated amounts that the Companies would have to pay or would receive if the contracts were terminated.

     The Companies engage in hedging activities to manage foreign exchange and interest rate risk. Such hedging activities have principally consisted of using off-balance-sheet instruments including foreign exchange forward contracts and interest rate swap agreements. All of these instruments involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized in the Combined Balance Sheets. The Companies evaluate the risks associated with off-balance-sheet financial instruments in a manner similar to that used to evaluate the risks associated with on-balance-sheet financial instruments. Market risk is the possibility that future

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

13. FINANCIAL INSTRUMENTS--(CONTINUED)

changes in market prices may make a financial instrument less valuable. For off-balance-sheet financial instruments used for hedging, such market price changes are generally offset by the market price changes in the hedged instruments held by the Companies. Credit risk arises from the possibility that counterparties may fail to perform under the terms of the contract, which could result in an unhedged position. However, unlike on-balance-sheet financial instruments, where credit risk generally is represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. The Companies generally do not require collateral or other security to support the financial instruments discussed below. However, the Companies control their exposure to credit risk through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1995.

  Foreign Exchange Forward Contracts:

     Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The Companies utilize foreign exchange forward contracts to hedge their foreign currency exposure arising from certain investments in foreign affiliates and nondollar denominated investment securities. The Companies generally utilize foreign currency contracts with terms of up to three months.

     At December 31, 1995 the Companies has unhedged foreign currency exposures of $29.8 million and $41.2 million related to net investments in foreign affiliates and investments in nondollar denominated assets, respectively. These exposures include $40.1 million of investments in nondollar denominated assets for which effective markets for hedging vehicles do not currently exist.

  Interest Rate Swaps

     The Companies utilize interest rate swaps to manage certain exposures related to changes in interest rates. This swap activity included transactions which were entered into in prior years where the Companies act as an intermediary for entities whose debt the Companies have guaranteed to allow them to convert variable rate debt to a fixed rate, with the Companies retaining no interest rate risk. (Please refer to Note 14.) Interest rate swap activity also includes exchanging variable rate asset returns for fixed rate returns.

14. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

     Commitments to extend credit are legally binding agreements to lend monies at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The Companies' exposure to credit risk is reduced by the existence of conditions within the commitment agreements which release the Companies from their obligations in the event of a material adverse change in the counterparty's financial condition. At December 31, 1995 and 1994, the Companies had $79.8 million and $120.0 million, respectively, in commitments to fund partnerships.

     Through the normal course of investment operations, the Companies commit to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments. At December 31, 1995, the Companies had commitments to purchase investments of $66.9 million, the fair value of which was $67.3 million. The Companies had no commitments to purchase investments in 1994.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

14. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED)

FINANCIAL GUARANTEES

     The Companies no longer write municipal bond insurance and such business previously written by the Companies was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

     AC&S was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and non-municipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at December 31, 1995 and 1994 was $656.4 million and $728.3 million, respectively. Future runoff of financial guarantees as of December 31, 1995 after adjusting for extensions granted on certain guarantees, is estimated to be $31.9 million for 1996, $135.4 million for 1997, $276.7 million for 1998, $3.8 million for 1999, $7.4 million for 2000 and $201.2 million thereafter. It is not practicable to estimate a fair value for AC&S' financial guarantees because AC&S no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

     Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified and unearned premiums, were $40.5 million and $47.7 million at December 31, 1995 and 1994, respectively. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

REINSURANCE AGREEMENT

     In connection with the 1992 sale of Am Re, Am Re and AC&S entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion, AC&S has an 80% participation in payments on those losses up to a maximum payment by AC&S of $500 million. In 1995, Am Re increased reserves for asbestos, environmental and other latent liabilities. As a result of this increase, losses of approximately $228 million ($120 million after discount), which were largely workers' compensation life table indemnity claims, were ceded to AC&S. There was no material impact on 1995 earnings as AC&S had previously established reserves. It is reasonably possible that additional undiscounted losses of up to approximately $270 million pretax could be ceded to the company in the future.

STRUCTURED SETTLEMENTS

     The Companies have settled claims through the purchase of structured settlement annuities under which they remain liable to the claimants. Such structured settlements of $1,189.3 million and $1,097.2 million are reflected in reinsurance recoverables on the Combined Balance Sheet at December 31, 1995 and 1994, respectively. Included in such liabilities is $352.4 million and $280.0 million of structured settlements purchased from affiliates, consisting of $177.2 million and $153.4 million from Aetna Life Insurance Company at December 31, 1995 and 1994, respectively, and $175.2 million and $126.6 million from Aetna Life Insurance and Annuity Company at December 31, 1995 and 1994, respectively.

LITIGATION

     The Companies are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of their business operations either as liability insurers defending third-party claims brought against their insureds or as insurers defending coverage claims brought against them, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

14. COMMITMENTS AND CONTINGENT LIABILITIES--(CONTINUED)

     While the ultimate outcome of such litigation cannot be determined at this time, such litigation, net of reserves established therefore and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the Companies, although it may adversely affect results of operations in future periods.

15. CONCENTRATIONS OF INVESTMENT CREDIT RISK

     At December 31, 1995, the Companies had an investment in common stock of MBIA, Inc. with a carrying value of $286.0 million representing 7% of shareholder's equity, and an investment in preferred stock of Federated Investors with a carrying value of $100.7 million representing 3% of shareholder's equity. Subsequent to December 31, 1995, the Companies sold all of their investment in Federated Investors and 82% of their investment in MBIA, Inc. These sales resulted in a combined realized capital gain of $173.8 million (pretax) which will be reflected in 1996 results.

     The Companies' holdings in debt securities were $11.6 billion and $9.5 billion as of December 31, 1995 and 1994, respectively. The debt securities in the Companies' portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the Companies on a basis believed to be similar to that used by the rating agencies. At December 31, 1995 and 1994, the average quality rating of the Companies' portfolio of debt securities was AA and the composition by quality ratings and market sector were as follows:

                        DEBT SECURITIES QUALITY RATINGS

                  DEBT SECURITIES INVESTMENTS BY MARKET SECTOR

                                                 DECEMBER 31,
                                           ------------------------
                                              1995         1994
                                           -----------  -----------
AAA......................................          54%          59%
AA.......................................          11%          10%
A........................................          21%          18%
BBB......................................          11%           9%
BB & Below...............................           3%           4%

                                                 DECEMBER 31,
                                           ------------------------
                                              1995         1994
                                           -----------  -----------
Corporate................................          28%          23%
Treasuries/Agencies......................          27%          36%
Mortgage-Backed Securities...............          15%          13%
Financial................................          12%           6%
Public Utilities.........................           7%           6%
Other Loan Backed........................           6%           3%
Municipals...............................           5%          13%

     At December 31, 1995 and 1994, mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

15. CONCENTRATIONS OF INVESTMENT CREDIT RISK--(CONTINUED)

DECEMBER 31, 1995

                                                                                                             MIXED
                                           OFFICE     RETAIL     APARTMENT    HOTEL/MOTEL   INDUSTRIAL     USE/OTHER      TOTAL
                                          ---------  ---------  -----------  -------------  -----------  -------------  ----------
                                                                                (MILLIONS)
South Atlantic..........................  $   175.6  $    60.9   $    51.8     $     2.7     $     3.1     $    49.5    $    343.6
Middle Atlantic.........................      147.1       64.8          --            --          19.9            .1         231.9
New England.............................      120.5       66.9        59.7          44.2            --            --         291.3
South Central...........................       10.7       14.6          .5           1.7            --            --          27.5
North Central...........................        3.4       20.2        38.3          11.1            .8            .9          74.7
Pacific and Mountain....................       69.9       28.9        18.4            --           7.3           3.1         127.6
Other...................................         --         --          --            --            --           9.5           9.5
                                          ---------  ---------   ---------     ---------     ---------     ---------    ----------
     Total..............................  $   527.2  $   256.3   $   168.7     $    59.7     $    31.1     $    63.1       1,106.1
                                          =========  =========   =========     =========     =========     =========

Less general portfolio loss reserve.....                                                                                      44.4
                                                                                                                        ----------
     Adjusted total, net of reserves....                                                                                $  1,061.7
                                                                                                                        ==========

DECEMBER 31, 1994

                                                                                                            MIXED
                                           OFFICE     RETAIL     APARTMENT   HOTEL/MOTEL   INDUSTRIAL     USE/OTHER      TOTAL
                                          ---------  ---------  -----------  ------------  -----------  -------------  ----------
                                                                                (MILLIONS)
South Atlantic..........................  $   159.5  $   165.2   $    58.9    $     62.1    $     3.2     $    59.0    $    507.9
Middle Atlantic.........................      196.1       67.0        30.1            --         17.6            .5         311.3
New England.............................      122.6       65.6        59.4          45.1           .4           3.8         296.9
South Central...........................       32.1       12.1        13.3           2.0          3.8            .9          64.2
North Central...........................       31.7       40.3        55.1          23.5           .9           1.2         152.7
Pacific and Mountain....................      118.6       29.2         7.6            --          7.7           4.3         167.4
Other...................................         --         --          --            --           --          11.8          11.8
                                          ---------  ---------   ---------    ----------    ---------     ---------    ----------
     Total..............................  $   660.6  $   379.4   $   224.4    $    132.7    $    33.6     $    81.5       1,512.2
                                          =========  =========   =========    ==========    =========     =========
Less general portfolio loss reserve.....                                                                                     58.5
                                                                                                                       ----------
     Adjusted total, net of reserves....                                                                               $  1,453.7
                                                                                                                       ==========

     As of December 31, 1995 and 1994, the Companies' investments in problem, potential problem and restructured mortgage loans by property type and geographic distribution were as follows:

  PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED MORTGAGE LOANS BY PROPERTY TYPE

GEOGRAPHIC DISTRIBUTION OF PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED MORTGAGE
                                     LOANS

                                              DECEMBER 31,
                                          --------------------
                                            1995       1994
                                          ---------  ---------
Apartment...............................       13.3%       9.0%
Hotel/Motel.............................        -- %        .8%
Office..................................       48.8%      72.4%
Retail..................................       37.9%      17.0%
Other...................................        -- %        .8%

                                              DECEMBER 31,
                                          --------------------
                                            1995       1994
                                          ---------  ---------
Middle Atlantic.........................       11.9%      22.1%
New England.............................         .2%       1.3%
North Central...........................       13.4%      32.6%
Pacific and Mountain....................       62.2%       7.3%
South Atlantic..........................       12.3%      17.6%
South Central...........................        -- %      19.1%

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

15. CONCENTRATIONS OF INVESTMENT CREDIT RISK--(CONTINUED)
     "Problem loans" are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure, loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption.

     "Restructured loans" are loans whose original contract terms have been modified to grant concessions to the borrower and are currently performing pursuant to such modified terms.

     In connection with the Companies' adoption of FAS Nos. 114 and 118 on January 1, 1995 (please see Note 1 of Notes to Combined Financial Statements), management has revised the definition of "potential problem loans" to include all loans which are performing pursuant to existing terms and are considered likely to become classified as problem or restructured loans. Prior to January 1, 1995, potential problem loans were performing loans which management believed were likely to become classified as problem or restructured loans in the next 12 months or so. As a result of the revised definition, potential problem loans at December 31, 1995 are approximately $65 million higher than they would have been had the definition not been changed. Potential problem loans are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan terms. Identifying such potential problem loans requires significant judgment as to likely future market conditions and developments specific to individual properties and borrowers. Provision for losses that management believes are likely to arise from such potential problem loans is included in the specific impairment reserves. (Please see Note 3 for a discussion of mortgage loan impairment reserves.)

     The Companies' equity real estate balances were $264.7 million and $262.0 million at December 31, 1995 and 1994, respectively. The Companies' equity real estate balances at December 31, 1995 and 1994 by property type and geographic distribution were as follows:

                      EQUITY REAL ESTATE BY PROPERTY TYPE

                 GEOGRAPHIC DISTRIBUTION OF EQUITY REAL ESTATE

                                              DECEMBER 31,
                                          --------------------
                                            1995       1994
                                          ---------  ---------
Apartment...............................        -- %       6.0%
Hotel/Motel.............................       21.3%      17.3%
Industrial..............................        8.6%       8.7%
Land....................................       14.3%      13.2%
Office..................................       47.1%      44.1%
Retail..................................        7.6%       9.5%
Other...................................        1.1%       1.2%

                                              DECEMBER 31,
                                          --------------------
                                            1995       1994
                                          ---------  ---------
Middle Atlantic.........................        7.9%       8.2%
New England.............................       12.5%      16.1%
North Central...........................       18.3%      12.3%
Pacific and Mountain....................       37.9%      40.1%
South Atlantic..........................       16.7%      20.4%
South Central...........................        6.7%       2.9%

                     THE AETNA CASUALTY AND SURETY COMPANY
                    AND THE STANDARD FIRE INSURANCE COMPANY
                             AND THEIR SUBSIDIARIES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

16. SEGMENT INFORMATION

                                                                                          COMMERCIAL    PERSONAL
                                                                                             LINES        LINES      COMBINED
                                                                                          -----------  -----------  -----------
                                                                                                      (IN MILLIONS)
1995
Revenues
  Premiums..............................................................................   $   2,833    $   1,285    $   4,118
  Net investment income.................................................................         757          145          902
  Fee & other income....................................................................          78            4           82
  Realized investment gains (losses)....................................................         151           48          199
                                                                                           ---------    ---------    ---------
       Total............................................................................       3,819        1,482        5,301
                                                                                           ---------    ---------    ---------
Income (loss) before federal income taxes...............................................        (607)         201         (406)
Net income (loss).......................................................................        (377)         134         (243)
                                                                                           ---------    ---------    ---------
Total assets............................................................................      19,670        3,729       23,399
                                                                                           =========    =========    =========
1994
Revenues
  Premiums..............................................................................       3,006        1,349        4,355
  Net investment income.................................................................         661          163          824
  Fee & other income....................................................................         110            6          116
  Realized investment gains (losses)....................................................          (2)           8            6
                                                                                           ---------    ---------    ---------
       Total............................................................................       3,775        1,526        5,301
                                                                                           ---------    ---------    ---------
Income (loss) before federal income taxes...............................................        (135)          44          (91)
Net income (loss).......................................................................         (74)          37          (37)
                                                                                           ---------    ---------    ---------
Total assets............................................................................      18,057        3,614       21,671
                                                                                           =========    =========    =========
1993
Revenues
  Premiums..............................................................................       3,120        1,489        4,609
  Net investment income.................................................................         739          225          964
  Fee & other income....................................................................         149            5          154
  Realized investment gains (losses)....................................................         142            2          144
                                                                                           ---------    ---------    ---------
       Total............................................................................       4,150        1,721        5,871
                                                                                           ---------    ---------    ---------
Income (loss) before federal income taxes and cumulative effect adjustments.............        (242)          28         (214)
Net income (loss).......................................................................         200           39          239
                                                                                           ---------    ---------    ---------
Total assets............................................................................      17,825        4,075       21,900
                                                                                           =========    =========    =========